Exhibit 4.2.1

AMENDMENT NO. 1 TO THE

AMENDED AND RESTATED

DECLARATION OF TRUST AND TRUST AGREEMENT

OF

DB COMMODITY INDEX TRACKING MASTER FUND

This Amendment No. 1 (“Amendment No.1”) to the Amended and Restated Declaration of Trust and Trust Agreement dated as of December 1, 2005 (the “Declaration of Trust”) of DB Commodity Index Tracking Master Fund (the “Fund”) by and among DB Commodity Services LLC (the “Managing Owner”), Wilmington Trust Company and DB Commodity Index Tracking Fund.

WHEREAS, the Managing Owner has deemed it advisable for the Fund to adopt the futures roll rules of the Deutsche Bank Liquid Commodity Index – Optimum Yield Excess Return™, changing the way it rolls futures, with the objective of mitigating the negative effects of contango in the commodity futures it holds;

WHEREAS, the Managing Owner wishes to amend the Declaration of Trust pursuant to Section 11.1(b)(iii) thereof to give effect to the adoption of the futures roll rules of the Deutsche Bank Liquid Commodity Index – Optimum Yield Excess Return™.

NOW, THEREFORE, in consideration of the premises and of other good and valuable consideration, the receipt and sufficiency of all of which are hereby acknowledged, the Declaration of Trust is amended as follows:

1.	The definition of “Index” shall be amended and replaced in its entirety as follows:

“‘Index’ means Deutsche Bank Liquid Commodity Index–Optimum Yield Excess Return™ more fully described in Exhibit B hereto, as it may be amended from time-to-time.”

2.	Exhibit B to the Declaration of Trust shall be amended and replaced in its entirety with Exhibit A attached hereto.

3.	This Amendment No. 1 to the Declaration of Trust shall be governed by, and construed in accordance with, the laws of the State of Delaware.

Remainder of page left blank intentionally.

IN WITNESS WHEREOF, this Amendment No. 1 has been executed for and on behalf of the undersigned as of the 1st day of June, 2006.

DB COMMODITY SERVICES LLC, as Managing Owner

By:	/s/ Kevin Rich
	Name:	Kevin Rich
	Title:	Director and Chief Executive Officer

By:	/s/ Noam Berk
	Name:	Noam Berk
	Title:	Director and Treasurer

Acknowledged:
WILMINGTON TRUST COMPANY, not in its individual capacity but solely as Trustee of the Fund

By:	/s/ Joseph B. Feil
	Name:	Joseph B. Feil
	Title:	Assistant Vice President

2

Exhibit A

Description of Index

See attached

3

Exhibit B

DESCRIPTION OF THE

DEUTSCHE BANK LIQUID COMMODITY INDEX–OPTIMUM YIELD EXCESS RETURN™

DBLCI™ and Deutsche Bank Liquid Commodity Index™ are Trade Marks of Deutsche Bank AG and are the subject of Community Trade Mark Application Nos. 3055043 and 3054996. Trade Mark applications in the United States are pending. Any use of these marks must be with the consent of or under license from the Index Sponsor (as defined below).

1.	GENERAL

The Deutsche Bank Liquid Commodity Index–Optimum Yield Excess Return™ (the “DBLCI-OYER™”) is intended to reflect, broadly and in proportion to historical levels, the world’s production and supplies of certain commodities (the “Index Commodities”). The Index Commodities are Light, Sweet Crude Oil (WTI), Heating Oil, Aluminium, Gold, Corn and Wheat. Each Index Commodity is represented in the DBLCI-OYER™ as an index with respect to that specific Index Commodity (“Single Commodity Index”). Each Single Commodity Index is assigned a weight (the “Index Base Weight”) which is intended to reflect the world’s production and supplies of each such Index Commodity.

The DBLCI-OYER™ has been calculated back to a base date (the “Base Date”) of December 2, 1988. On the Base Date the closing level of the DBLCI-OYER™, or Closing Level, was 100.

The sponsor of the DBLCI-OYER™ is Deutsche Bank AG London (the “Index Sponsor”).

Single Commodity Index	Index Base Weight (%)	Exchange which Trades Index Commodity
Light, Sweet Crude Oil (WTI)	35.00	NYMEX
Heating Oil	20.00	NYMEX
Aluminum	12.50	LME
Gold	10.00	COMEX
Corn	11.25	CBOT
Wheat	11.25	CBOT
Closing Level on Base Date:	100.00

Legend: NYMEX: New York Mercantile Exchange; LME: The London Metal Exchange Limited; COMEX: Commodity Exchange Inc., New York; CBOT: Board of Trade of the City of Chicago Inc.

Each Single Commodity Index of the DBLCI-OYER™ employs a rule-based approach when it ‘rolls’ from one futures contract to another for each Index Commodity. Rather than select a new futures contract based on a predetermined schedule (e.g., monthly), each Single Commodity Index rolls to the futures contract which generates the maximum ‘implied roll yield.’ The futures contract having a delivery month within the next thirteen months which generates the highest implied roll yield will be included in each Single Commodity Index. As a result, each Single Commodity Index is able to potentially maximize the roll benefits in backwardated markets and minimize the losses from rolling in contangoed markets.

In general, as a futures contract approaches its expiration date, its price will move towards the spot price in a contango market. Assuming the spot price does not change, this would result in the futures contract price decreasing. The opposite is true in a backwardated market. A contango market will tend to cause a drag on each Single Commodity Index while a backwardated market will tend to cause a push on a Single Commodity Index.

DBLCI-OY™ is calculated in USD on both an excess return (unfunded) and total return (funded) index levels.

The futures contract price for each Index Commodity (and each Single Commodity Index) will be the exchange closing prices for such Index Commodity on each weekday when banks in New York, New York are open (“Index Business Days”). If a weekday is not an Exchange Business Day but is an Index Business Day, the exchange closing price from the previous Index Business Day will be used for each Index Commodity. “Exchange Business Day” means, in respect of an Index Commodity, a day that is (or, but for the occurrence of an Index Disruption Event, as provided in paragraph 3, or Force Majeure Event, as provided in paragraph 4, would have been) a trading day for such Index Commodity on the relevant Exchange, as defined in paragraph 3.

2.	INDEX CALCULATION AND RULES

The excess return calculation of the DBLCI-OYER™ is equal to the percentage change of the market values of the underlying Index Commodities with respect to each Single Commodity Index. Each Single Commodity Index will have two futures contracts on each Index Commodity throughout roll periods and one futures contracts on all other days.

Excess Return Calculation of DBLCI-OYER™

The excess return calculation of the DBLCI-OYER™ in USD is expressed as:

Where:

ILer(t)	= Excess Return Index level on day t

ILer(t-1)	= Excess Return Index level on index calculation day t-1

PC(t,i)	= Close price of commodity future i on day t

PC(t-1,i)	= Close price of commodity future i on index calculation day t-1

N(t-1,i)	= Notional holding of commodity future i on index calculation day t-1

Contract Selection

On the first New York business day of each month (the “Verification Date”) each Index Commodity futures contract currently in the Index is tested for continued inclusion in the Index based on the month in which the Index Commodity futures contract requires delivery of the underlying Index Commodity (the “Delivery Month”). If, on the Verification Date, the Delivery Month is the next month, a new Index Commodity futures contract is selected. For example, if the first New York business day is May 1, 2006, and the Delivery Month of an Index Commodity futures contract currently in the Index is June 2006, a new Index Commodity futures contract with a later Delivery Month will be selected.

For each Index Commodity in the Index, the new Index Commodity futures contract selected will be the Index Commodity futures contract with the maximum “implied roll yield” based on the closing price for each eligible Index Commodity futures contract. Eligible Index Commodity futures contracts are any Index Commodity futures contracts having a Delivery Month (i) no sooner than the month after the Delivery Month of the Index Commodity futures contract currently in the Index, and (ii) no later than the 13th month after the Verification Date. For example, if the first New York business day is May 1, 2006 and the Delivery Month of an Index Commodity futures contract currently in the Index is therefore June 2006, the Delivery Month of an eligible new Index Commodity futures contract must be between July 2006 and July 2007. The implied roll yield is expressed as:

Where:

Y(t,i)	=	On any day t, the implied roll yield for entering into the commodity futures contract on an Index Commodity with exchange Delivery Month i

PC(t,b)	=	Close price of the base commodity future b

PC(t,i)	=	Close price of any eligible futures contract with exchange Delivery Month i

F(t,i,b)	=	Fraction of year between the base futures contract on b and the futures contract with exchange Delivery Month i. Calculated as number of calendar days between dates divided by 365.

b	=	Base commodity future is the Index Commodity futures contract currently in the Index.

The futures contract on the Index Commodity with the maximum implied roll yield is then selected. If two futures contracts have the same implied roll yield, the futures contract with the minimum number of months prior to the exchange expiry month is selected.

Monthly Index Roll Period

After the futures contract selection, the monthly Single Commodity Index roll unwinds the old futures contract and enters a position in the new futures contract. This takes place between the 2nd and 6th Index Business Day of the month.

If the old futures contract and the new futures contract are the same, then the contract will not be rolled and the notional holding is kept constant as follows:

On each day during the roll period, new notional holdings are calculated. The calculations for the old Index Commodities that are leaving the DBLCI-OYER™ and the new Index Commodities that are entering are different.

The notional holdings of the old Index Commodity i is expressed as:

The notional holdings of the new Index Commodity j is expressed as:

Where:

N(t-1,i)	=	Notional holding of old commodity future i on index calculation day t-1

N(t,i)	=	Notional holding of old commodity future i on index calculation day t

N(t-1,j)	=	Notional holding of new commodity future j on index calculation day t-1

N(t,j)	=	Notional holding of new commodity future j on index calculation day t

db(t)	=	Number of index business days in the month up to and including day t

On all days that are not monthly index roll days, the notional holdings of each Index Commodity future remains constant as follows:

DBLCI-OYER™ Re-weighting Calculation

The DBLCI-OYER™ is re-weighted on an annual basis on the 6th Index Business Day of each November.

The DBLCI-OYER™ calculation is expressed as the weighted average return of the underlying Single Commodity Indices.

Where:

IL(t,c,rt)	=	Index level on day t in currency c with return type rt

IL(d,c,rt)	=	Index level on last rebalancing day d in currency c with return type rt

CIL(t,c,rt)	=	Component Single Currency Index level for commodity cf on day t in currency c with return type rt

CIL(d,c,rt)	=	Component Single Currency Index level for commodity cf on last rebalancing day d in currency c with return type rt

w(d,cf)	=	Weight of commodity cf on last rebalancing day d

3.	INDEX DISRUPTION EVENT

If an Index Disruption Event in relation to an Index Commodity continues for a period of five successive Exchange Business Days, the Index Sponsor will, in its discretion, either (i) continue to calculate the relevant Closing Price of each Index Commodity by reference to the Closing Price of the relevant Exchange Traded Instrument with respect to such Index Commodity on the immediately preceding Valid Date (as provided in the definition of the relevant Closing Price) for a further period of five successive Exchange Business Days or (ii) select:

(a)	an Exchange Traded Instrument relating to the relevant Index Commodity or in the determination of the Index Sponsor a commodity substantially similar to the relevant Index Commodity published in U.S. Dollars; or

(b)	if no Exchange Traded Instrument as described in (a) above is available or the Index Sponsor determines that for any reason (including, without limitation, the liquidity or volatility of such Exchange Traded Instrument at the relevant time) the inclusion of such Exchange Traded Instrument in the DBLCI-OYER™ would not be appropriate, an Exchange Traded Instrument relating to the relevant Index Commodity or in the determination of the Index Sponsor a commodity substantially similar to the relevant Index Commodity published in a currency other than U.S. Dollars; or

(c)	if no such Exchange Traded Instrument as described in (a) or (b) above is available or the Index Sponsor determines that for any reason (including, without limitation, the liquidity or volatility of such Exchange Traded Instrument at the relevant time) the inclusion of such Exchange Traded Instrument would not be appropriate, an Exchange Traded Instrument relating to any commodity in the same Group of Commodities as the relevant Index Commodity which is published in U.S. Dollars, in each case to replace the exchange instrument relating to the relevant Index Commodity, all as determined by the Index Sponsor.

In the case of (i) above, if an Index Disruption Event in relation to the relevant Index Commodity continues for the further period of five successive Exchange Business Days referred to therein, on the expiry of such period the provisions of (ii) above shall apply.

In the case of a replacement of an Exchange Traded Instrument as described in (ii) above, the Index Sponsor will make such adjustments to the methodology and calculation of the DBLCI-OYER™ as it determines to be appropriate to account for the relevant replacement and will publish such adjustments in accordance with paragraph 7 (Publication of Closing Levels and Adjustments) below.

For the purposes of this Description:

“Closing Price” means, in respect of an Index Business Day, the closing price on the appropriate Exchange of the relevant Index Commodity.

“Exchange” means:

(a)	in respect of Light, Sweet Crude Oil (WTI), NYMEX;

(b)	in respect of Heating Oil, NYMEX;

(c)	in respect of Aluminium, LME;

(d)	in respect of Gold, COMEX;

(e)	in respect of Corn, CBOT; and

(f)	in respect of Wheat, CBOT.

“Exchange Business Day” means, in respect of an Index Commodity, a day that is (or, but for the occurrence of an Index Disruption Event or Force Majeure Event would have been) a trading day for such Index Commodity on the relevant Exchange.

“Exchange Traded Instrument” means, in respect of an Index Commodity, an instrument for future delivery of that Index Commodity on a specified delivery date traded on the relevant Exchange.

“Group of Commodities” means each of oils, non-precious metals, precious metals and agricultural products. For the avoidance of doubt, Crude Oil and Heating Oil are oils, Aluminium is a non-precious metal, Gold is a precious metal and Corn and Wheat are agricultural products.

“Index Disruption Event” means, in respect of an Index Commodity or a related Exchange Instrument, an event (other than a Force Majeure Event) that would require the Index Sponsor to calculate the Closing Price in respect of the relevant Index Commodity on an alternative basis were such event to occur or exist on a day that is an Exchange Business Day (or, if different, the day on which the Closing Price for such Exchange Instrument for the relevant Index Business Day would, in the ordinary course, be published or announced by the relevant Exchange).

“Valid Date” means, in respect of an Index Commodity, a day which is an Exchange Business Day in respect of such Index Commodity and a day on which an Index Disruption Event in respect of such Index Commodity does not occur.

4.	FORCE MAJEURE

If a Force Majeure Event occurs on an Index Business Day, the Index Sponsor may in its discretion:

(i)	make such determinations and/or adjustments to the terms of this Description of the DBLCI-OYER™ as it considers appropriate to determine any Closing Level on any such Index Business Day; and/or

(ii)	defer publication of the information relating to the DBLCI-OYER™ until the next Index Business Day on which it determines that no Force Majeure Event exists; and/or

(iii)	permanently cancel publication of the information relating to the DBLCI-OYER™.

For the purposes of this Description:

“Force Majeure Event” means an event or circumstance (including, without limitation, a systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labour disruption or any similar intervening circumstance) that is beyond the reasonable control of the Index Sponsor and that the Index Sponsor determines affects the DBLCI-OYER™, any Index Commodity or any Exchange Instrument.

5.	INDEX SPONSOR

All determinations made by the Index Sponsor will be made by it in good faith and in a commercially reasonable manner by reference to such factors as the Index Sponsor deems appropriate and will be final, conclusive and binding in the absence of manifest error.

6.	CHANGE IN THE METHODOLOGY OF THE DBLCI-OYER™

The Index Sponsor will, subject as provided below, employ the methodology described above and its application of such methodology shall be conclusive and binding. While the Index Sponsor currently employs the above described methodology to calculate the DBLCI-OYER™, no assurance can be given that fiscal, market, regulatory, juridical or financial circumstances (including, but not limited to, any changes to or any suspension or termination of or any other events affecting any Index Commodity or a futures contract) will not arise that would, in the view of the Index Sponsor, necessitate a modification of or change to such methodology and in such circumstances the Index Sponsor may make any such modification or change as it determines appropriate. The Index Sponsor may also make modifications to the terms of the DBLCI-OYER™ in any manner that it may deem necessary or desirable, including (without limitation) to correct any manifest or proven error or to cure, correct or supplement any defective provision contained in this Description of the DBLCI-OYER™. The Index Sponsor will publish notice of any such modification or change and the effective date thereof in accordance with paragraph 7 (Publication of Closing Levels and Adjustments) below.

7.	PUBLICATION OF CLOSING LEVELS AND ADJUSTMENTS

The Index Sponsor will publish the Closing Levels of DBLCI-OYER™ and the intra-day indicative Index level once every fifteen seconds throughout each trading day (Amex symbol: DBLCIX) (quoted in U.S. dollars) on the consolidated tape, Reuters and/or Bloomberg and on Deutsche Bank’s websites at http://www.dbfunds.db.com and http://index.db.com, or any successor thereto.

The Index Sponsor will publish any adjustments made to the DBLCI-OYER™ on Deutsche Bank’s website at websites at http://www.dbfunds.db.com and http://index.db.com or any successor thereto.

8.	HISTORICAL CLOSING LEVELS

Set out below are certain closing levels back-calculated to the Base Date.

The following Closing Level table starts from July 31, 1988 and reflects both the high and low values of the Index. Since March 2003, the historic data with respect to the closing prices of futures contracts of each of the Index Commodities originated from the exchanges where each underlying futures contract with respect to each Index Commodity was listed. The Index Sponsor has not independently verified the information extracted from these source(s). Prior to March 2003, publicly available information from Logical Information Machines (http://www.lim.com), Bloomberg, and Reuters was used to obtain the closing prices of the futures contracts of each of the Index Commodities. Because LME future pricing data with respect to Aluminium (MAL) is not available for all futures months prior to September 1997, MAL prices underlying the DBLCI™ were used as a proxy to calculate the Index, which reflects the optimum yield. Therefore, prior to September 1997, the December futures contract with respect to Aluminum was used as a proxy. The Index calculation methodology and commodity futures contracts selection is the same before and after March 2003. Bloomberg and Reuters are the providers of The London Metal Exchange Limited’s, or the LME’s, metals data with respect to the historical closing prices of aluminum.

All references herein to the LME and to such historical closing prices are used with the permission of the LME and the LME has no involvement with and accepts no responsibility for either the Index or the Fund, the Fund’s suitability as an investment or either the Index’s or the Fund’s future performance.

The Index closing level is equal to the weighted sum of the market value of the commodity futures contracts of all Index Commodities. The market value of the commodity futures contracts of an Index Commodity is equal to the number of commodity futures contracts of an Index

Commodity held multiplied by the commodity futures contracts closing price of an Index Commodity.

The weight of each Index Commodity is linked to the number of commodity futures contracts held of such Index Commodity and the price of commodity futures contracts of the Index Commodity. The weight of an Index Commodity is defined as the market value of the commodity futures contracts of the Index Commodity divided by the sum of all market values of all commodity futures contracts of the Index Commodities multiplied by 100%. The second table which follows reflects the range of the weightings with respect to each of the Index Commodities used to calculate the Index.

The Index rules stipulate the holding in each Index Commodity futures contract. Holdings in each Index Commodity change during the Index rebalancing periods as determined by the optimum yield roll rules.

[Remainder of page left blank intentionally.]

DEUTSCHE BANK LIQUID COMMODITY INDEX – OPTIMUM YIELD EXCESS RETURN™

CLOSING LEVELS TABLE

		Closing Level
		High[1]	Low[2]	Annual Performance[3]	Performance Since Inception
1988	[4]	107.57	98.16	7.57%	7.57%
1989		135.79	105.76	26.23%	35.79%
1990		169.86	119.11	6.70%	44.88%
1991		144.04	123.18	-12.55%	26.70%
1992		137.23	123.21	-1.03%	25.40%
1993		128.41	111.84	-10.54%	12.17%
1994		123.95	109.43	8.97%	22.24%
1995		140.37	119.65	14.84%	40.37%
1996		192.37	133.50	37.04%	92.37%
1997		195.74	159.87	-16.89%	59.87%
1998		161.75	108.96	-30.81%	10.61%
1999		154.05	103.20	37.35%	51.92%
2000		204.93	149.06	18.25%	79.65%
2001		191.44	155.77	-11.08%	59.74%
2002		204.22	158.05	23.54%	97.35%
2003		251.09	189.28	25.57%	147.81%
2004		375.32	251.89	36.37%	237.94%
2005		454.02	331.84	27.83%	332.00%
2006	[5]	525.05	432.56	14.77%	395.82%

PAST PERFORMANCE SHOULD NOT BE TAKEN AS AN INDICATION OF FUTURE PERFORMANCE.

Please refer to notes and legends that follow the next table.

INDEX COMMODITY WEIGHTS TABLE

	CL		HO		GC		AL		C		W
	High	Low	High	Low	High	Low	High	Low	High	Low	High	Low
1988[4]	36.4%	34.8%	19.9%	20.0%	8.8%	10.1%	12.7%	12.4%	11.2%	11.4%	10.9%	11.3%
1989	35.9%	37.9%	21.0%	19.7%	9.7%	8.4%	11.8%	11.2%	11.0%	11.3%	10.6%	11.6%
1990	44.1%	34.1%	24.0%	19.5%	7.4%	9.6%	9.9%	12.3%	8.1%	13.8%	6.5%	10.7%
1991	32.8%	28.8%	19.6%	16.6%	11.1%	11.6%	13.4%	15.5%	12.3%	14.6%	10.8%	12.9%
1992	32.8%	33.4%	20.4%	19.6%	9.2%	10.4%	13.2%	13.3%	11.7%	11.8%	12.8%	11.6%
1993	35.2%	31.4%	20.4%	18.5%	9.7%	10.9%	12.3%	13.8%	11.3%	12.5%	11.1%	13.0%
1994	30.8%	29.9%	18.8%	17.7%	9.5%	11.1%	19.4%	16.2%	9.1%	12.5%	12.5%	12.7%
1995	37.2%	34.6%	19.5%	19.7%	9.3%	9.9%	12.2%	12.8%	11.0%	11.6%	10.8%	11.3%
1996	37.5%	36.4%	20.1%	19.6%	9.1%	10.1%	12.4%	12.0%	10.1%	11.2%	10.8%	10.7%
1997	37.8%	34.5%	20.2%	19.8%	8.7%	10.0%	12.4%	12.9%	10.0%	11.8%	10.9%	10.9%
1998	34.0%	32.9%	19.9%	19.3%	10.4%	11.0%	12.6%	13.2%	11.9%	12.2%	11.2%	11.4%
1999	37.2%	33.5%	20.7%	18.3%	9.4%	11.5%	12.6%	13.2%	10.3%	12.6%	9.8%	11.0%
2000	44.5%	36.2%	26.3%	20.0%	6.5%	9.4%	8.9%	13.3%	6.9%	10.8%	6.9%	10.3%
2001	37.3%	33.3%	19.9%	18.5%	10.3%	10.5%	12.8%	14.1%	9.5%	12.0%	10.2%	11.7%
2002	38.7%	34.2%	19.9%	18.8%	9.2%	10.6%	10.3%	13.8%	10.7%	11.2%	11.1%	11.5%
2003	36.0%	36.3%	20.5%	21.0%	9.8%	10.2%	12.2%	12.0%	10.6%	10.7%	10.8%	9.8%
2004	46.4%	35.4%	25.5%	19.9%	6.8%	9.5%	9.2%	12.6%	5.9%	11.4%	6.2%	11.1%
2005	39.5%	32.8%	25.8%	19.1%	7.7%	10.5%	10.7%	14.6%	8.1%	11.6%	8.2%	11.3%
2006[5]	33.1%	32.9%	18.7%	18.4%	12.1%	11.1%	16.1%	14.4%	9.9%	11.4%	10.1%	11.7%

PAST PERFORMANCE SHOULD NOT BE TAKEN AS AN INDICATION OF FUTURE PERFORMANCE.

CL = Sweet Light Crude Oil

HO = Heating Oil

GC = Gold

AL = Aluminum

C = Corn

W = Wheat

All Statistics from July 31, 1998 to May 1, 2006

VARIOUS STATISTICAL MEASURES	DBLCI- OYER™[6,7]	DBLCI ER™[7,8]	GSCI ER9	RICI ER10	DJ AIG ER11
Annualized Return[12]	18.7%	16.7%	11.3%	14.6%	8.6%
Average rolling 3 month daily volatility[13]	17.6%	21.8%	22.1%	16.7%	14.5%
Sharpe Ratio[14]	1.06	0.77	0.51	0.87	0.59
% of months with positive return	60%	60%	57%	61%	57%
Average monthly positive return	4.8%	5.6%	5.7%	4.3%	3.8%
Average monthly negative return	-3.3%	-4.7%	-4.9%	-3.6%	-3.2%

Annualized Return Levels[15]

	DBLCI- OYER™	DBLCI ER™	GSCI ER	RICI ER	DJ AIG ER
1 year	23.2%	13.6%	8.8%	15.8%	13.3%
3 year	32.5%	21.5%	17.2%	21.1%	14.4%
5 year	23.0%	16.7%	12.1%	17.4%	11.3%
7 year	20.6%	17.5%	13.6%	15.8%	11.2%

PAST PERFORMANCE SHOULD NOT BE TAKEN AS AN INDICATION OF FUTURE PERFORMANCE.

HYPOTHETICAL PERFORMANCE RESULTS HAVE MANY INHERENT LIMITATIONS, SOME OF WHICH ARE DESCRIBED BELOW. NO REPRESENTATION IS BEING MADE THAT ANY ACCOUNT WILL OR IS LIKELY TO ACHIEVE PROFITS OR LOSSES SIMILAR TO THOSE SHOWN. IN FACT, THERE ARE FREQUENTLY SHARP DIFFERENCES BETWEEN HYPOTHETICAL PERFORMANCE RESULTS AND THE ACTUAL RESULTS SUBSEQUENTLY ACHIEVED BY ANY PARTICULAR TRADING PROGRAM.

ONE OF THE LIMITATIONS OF HYPOTHETICAL PERFORMANCE RESULTS IS THAT THEY ARE GENERALLY PREPARED WITH THE BENEFIT OF HINDSIGHT. IN ADDITION, HYPOTHETICAL TRADING DOES NOT INVOLVE FINANCIAL RISK, AND NO HYPOTHETICAL TRADING RECORD CAN COMPLETELY ACCOUNT FOR THE IMPACT OF FINANCIAL RISK IN ACTUAL TRADING. FOR EXAMPLE, THE ABILITY TO WITHSTAND LOSSES OR TO ADHERE TO A PARTICULAR TRADING PROGRAM IN SPITE OF TRADING LOSSES ARE MATERIAL POINTS WHICH CAN ALSO ADVERSELY AFFECT ACTUAL TRADING RESULTS. THERE ARE NUMEROUS OTHER FACTORS RELATED TO THE MARKETS IN GENERAL OR TO THE IMPLEMENTATION OF ANY SPECIFIC TRADING PROGRAM WHICH CANNOT BE FULLY ACCOUNTED FOR IN THE PREPARATION OF HYPOTHETICAL PERFORMANCE RESULTS AND ALL OF WHICH CAN ADVERSELY AFFECT ACTUAL TRADING RESULTS.

THE MANAGING OWNER HAS HAD LIMITED EXPERIENCE IN TRADING ACTUAL ACCOUNTS FOR ITSELF OR FOR CUSTOMERS. BECAUSE THERE ARE NO ACTUAL TRADING RESULTS TO COMPARE TO THE HYPOTHETICAL PERFORMANCE RESULTS, CUSTOMERS SHOULD BE PARTICULARLY WARY OF PLACING UNDUE RELIANCE ON THESE HYPOTHETICAL PERFORMANCE RESULTS.

Please refer to notes and legends that follow on page 14.

COMPARISON OF THE VARIOUS COMMODITIES INDICES

(JULY 31, 1998 – June 30, 2006)

PAST PERFORMANCE SHOULD NOT BE TAKEN AS AN INDICATION OF FUTURE PERFORMANCE.

Each of DBLCI-OYER™, DBLCI – ER™, GSCI– ER, RICI– ER, and DJAIG– ER are indices and do not reflect actual trading.

Each of the indices are calculated on an excess return basis and does not reflect any fees or expenses.

HYPOTHETICAL PERFORMANCE RESULTS HAVE MANY INHERENT LIMITATIONS, SOME OF WHICH ARE DESCRIBED BELOW. NO REPRESENTATION IS BEING MADE THAT ANY ACCOUNT WILL OR IS LIKELY TO ACHIEVE PROFITS OR LOSSES SIMILAR TO THOSE SHOWN. IN FACT, THERE ARE FREQUENTLY SHARP DIFFERENCES BETWEEN HYPOTHETICAL PERFORMANCE RESULTS AND THE ACTUAL RESULTS SUBSEQUENTLY ACHIEVED BY ANY PARTICULAR TRADING PROGRAM.

ONE OF THE LIMITATIONS OF HYPOTHETICAL PERFORMANCE RESULTS IS THAT THEY ARE GENERALLY PREPARED WITH THE BENEFIT OF HINDSIGHT. IN ADDITION, HYPOTHETICAL TRADING DOES NOT INVOLVE FINANCIAL RISK, AND NO HYPOTHETICAL TRADING RECORD CAN COMPLETELY ACCOUNT FOR THE IMPACT OF FINANCIAL RISK IN ACTUAL TRADING. FOR EXAMPLE, THE ABILITY TO WITHSTAND LOSSES OR TO ADHERE TO A PARTICULAR TRADING PROGRAM IN SPITE OF TRADING LOSSES ARE MATERIAL POINTS WHICH CAN ALSO ADVERSELY AFFECT ACTUAL TRADING RESULTS. THERE ARE NUMEROUS OTHER FACTORS RELATED TO THE MARKETS IN GENERAL OR TO THE IMPLEMENTATION OF ANY SPECIFIC TRADING PROGRAM WHICH CANNOT BE FULLY ACCOUNTED FOR IN THE PREPARATION OF HYPOTHETICAL PERFORMANCE RESULTS AND ALL OF WHICH CAN ADVERSELY AFFECT ACTUAL TRADING RESULTS.

THE MANAGING OWNER HAS HAD LIMITED EXPERIENCE IN TRADING ACTUAL ACCOUNTS FOR ITSELF OR FOR CUSTOMERS. BECAUSE THERE ARE NO ACTUAL TRADING RESULTS TO COMPARE TO THE HYPOTHETICAL PERFORMANCE RESULTS, CUSTOMERS SHOULD BE PARTICULARLY WARY OF PLACING UNDUE RELIANCE ON THESE HYPOTHETICAL PERFORMANCE RESULTS.

Please refer to notes and legends that follow on page 14.

COMPARISON OF ANNUAL RETURNS OF THE VARIOUS COMMODITIES INDICES

(JULY 31, 1998 – June 30, 2006)

PAST PERFORMANCE SHOULD NOT BE TAKEN AS AN INDICATION OF FUTURE PERFORMANCE.

Each of DBLCI-OYER™, DBLCI – ER™, GSCI– ER, RICI– ER, and DJAIG– ER are indices and do not reflect actual trading.

Each of the indices are calculated on an excess return basis and does not reflect any fees or expenses.

HYPOTHETICAL PERFORMANCE RESULTS HAVE MANY INHERENT LIMITATIONS, SOME OF WHICH ARE DESCRIBED BELOW. NO REPRESENTATION IS BEING MADE THAT ANY ACCOUNT WILL OR IS LIKELY TO ACHIEVE PROFITS OR LOSSES SIMILAR TO THOSE SHOWN. IN FACT, THERE ARE FREQUENTLY SHARP DIFFERENCES BETWEEN HYPOTHETICAL PERFORMANCE RESULTS AND THE ACTUAL RESULTS SUBSEQUENTLY ACHIEVED BY ANY PARTICULAR TRADING PROGRAM.

ONE OF THE LIMITATIONS OF HYPOTHETICAL PERFORMANCE RESULTS IS THAT THEY ARE GENERALLY PREPARED WITH THE BENEFIT OF HINDSIGHT. IN ADDITION, HYPOTHETICAL TRADING DOES NOT INVOLVE FINANCIAL RISK, AND NO HYPOTHETICAL TRADING RECORD CAN COMPLETELY ACCOUNT FOR THE IMPACT OF FINANCIAL RISK IN ACTUAL TRADING. FOR EXAMPLE, THE ABILITY TO WITHSTAND LOSSES OR TO ADHERE TO A PARTICULAR TRADING PROGRAM IN SPITE OF TRADING LOSSES ARE MATERIAL POINTS WHICH CAN ALSO ADVERSELY AFFECT ACTUAL TRADING RESULTS. THERE ARE NUMEROUS OTHER FACTORS RELATED TO THE MARKETS IN GENERAL OR TO THE IMPLEMENTATION OF ANY SPECIFIC TRADING PROGRAM WHICH CANNOT BE FULLY ACCOUNTED FOR IN THE PREPARATION OF HYPOTHETICAL PERFORMANCE RESULTS AND ALL OF WHICH CAN ADVERSELY AFFECT ACTUAL TRADING RESULTS.

THE MANAGING OWNER HAS HAD LIMITED EXPERIENCE IN TRADING ACTUAL ACCOUNTS FOR ITSELF OR FOR CUSTOMERS. BECAUSE THERE ARE NO ACTUAL TRADING RESULTS TO COMPARE TO THE HYPOTHETICAL PERFORMANCE RESULTS, CUSTOMERS SHOULD BE PARTICULARLY WARY OF PLACING UNDUE RELIANCE ON THESE HYPOTHETICAL PERFORMANCE RESULTS.

Please refer to notes and legends that follow on page 14.

NOTES AND LEGENDS:

1.	“High” reflects the highest closing level of the Index during the applicable year.

2.	“Low” reflects the lowest closing level of the Index during the applicable year.

3.	“Annual Performance” reflects the performance of the Index on an annual basis as of December 31 of each applicable year.

4.	Closing levels as of inception on July 31, 1988.

5.	Closing levels as of June 30, 2006.

6.	“DBLCI–OYER™” is the Deutsche Bank Liquid Commodity Index—Optimum Yield Excess Return™. The DBLCI–OYER™ is calculated on both an excess return basis and reflects an optimum yield. The excess return calculation is unfunded and reflects the performance of the underlying index commodities. Optimum yield enables the index to rollover to the futures contract which generates the highest ‘roll yield,’ rather than select a new future based on a fixed schedule (e.g. monthly). The result will tend to maximize the benefits of rolling in backwardated markets and minimize the loss from rolling in contangoed markets. The DBLCI™ is intended to reflect the performance of the following commodities: Light, Sweet Crude Oil, Heating Oil, Aluminum, Gold, Corn and Wheat. The notional amounts of each index commodity included in this index are broadly in proportion to historical levels of the world’s production and stocks of the index commodities. The sponsor of the Index, or the Index Sponsor, is Deutsche Bank AG London. Deutsche Bank Liquid Commodity Index™ is a trade mark of Deutsche Bank AG and is the subject of Community Trade Mark Number 3054996. Trade Mark applications in the United States are pending.

7.	In the current interest rate environment, the total return on an investment in the Fund is expected to outperform the DBLCI–OYER™ and underperform the DBLCI-TROY™. The only difference between the DBLCI–OYER™ and the DBLCI-OYTR™ is that the DBLCI–OYER™ does not include interest income from a hypothetical basket of fixed income securities while the DBLCI-OYTR™ does include such a component. The difference in the performance of the DBLCI–OYER™ and the DBLCI-OYTR™ is attributable entirely to the hypothetical interest income from this hypothetical basket of fixed income securities. The Fund’s interest income from its holdings of fixed-income securities is expected to exceed the Fund’s fees and expenses, and the amount of such excess is expected to be distributed periodically. The market price of the Shares is expected closely to track the DBLCI–OYER™. The total return on an investment in the Fund over any period is the sum of the capital appreciation or depreciation of the Shares over the period, plus the amount of any distributions during the period. Consequently, in the current interest rate environment, the Fund’s total return is expected to outperform the DBLCI–OYER™ by the amount of the excess of its interest income over its fees and expenses but, as a result of the Fund’s fees and expenses, the total return on the fund is expected to underperform the DBLCI-OYTR™. If the Fund’s fees and expenses were to exceed the fund’s interest income from its holdings of fixed income securities, the Fund would underperform the DBLCI–OYER™.

8.	“DBLCI– ER™” is the Deutsche Bank Liquid Commodity Index—Excess Return™.

9.	“GSCI – ER” is the Goldman Sachs Commodity Index® calculated on an excess return basis. The GSCI is designed to provide investors with a reliable and publicly available benchmark for investment performance in the commodity market. The GSCI is a composite index of commodity sector returns, representing an unleveraged, long-only investment in commodity futures that is broadly diversified across the spectrum of commodities. In turn, the GSCI provides investors with a representative and realistic picture of realizable returns attainable in the commodities markets.

10.	“RICI – ER” is the Rogers International Commodity Index calculated on an excess return basis. RICI represents the value of a basket of commodities employed in the global economy, ranging from agricultural products (such as wheat, corn and cotton) and energy products (including crude oil, gasoline and natural gas) to metals and minerals (including gold, silver, aluminum and lead). As of July 31, 1998, there were thirty-five different contracts represented in the Index. The value of each component is based on monthly closing prices of the corresponding futures and/or forward contracts, each of which is valued as part of a fixed-weight portfolio. The index was developed to be an effective measure of the price action of raw materials on a worldwide basis. The broad based representation of commodities contracts is intended to provide two important characteristics: The large number of contracts and underlying raw materials represents “diversification” and the global coverage of those contracts reflects the current state of international trade and commerce.

11.	“DJ AIG – ER” is the Dow Jones - AIG Commodity IndexSM calculated on an excess return basis. The DJ AIG is designed to be a highly liquid and diversified benchmark for the commodity futures market. The DJ-AIG is composed of futures contracts on 19 physical commodities. The DJ-AIG is composed of commodities traded on U.S. exchanges, with the exception of aluminum, nickel and zinc, which trade on the London Metal Exchange (LME). An Oversight Committee meets annually to determine the composition of the index in accordance with the rules established in the DJ-AIGCI Handbook. Committee members are drawn from the academic, financial and legal communities. The most recent Oversight Committee meeting took place in July 2005, with changes in index composition effective January 2006.

12.	“Annualized Return” reflects the performance of the applicable index on an annual basis as of December 31 of each applicable year.

13.	“Average rolling 3 month daily volatility.” The daily volatility reflects the relative rate at which the price of the applicable index moves up and down, which is found by calculating the annualized standard deviation of the daily change in price. In turn, an average of this value is calculated on a 3 month rolling basis.

14.	“Sharpe Ratio” compares the annualized rate of return minus the annualized risk-free rate of return to the annualized variability — often referred to as the “standard deviation” — of the monthly rates of return. A Sharpe Ratio of 1:1 or higher indicates that, according to the measures used in calculating the ratio, the rate of return achieved by a particular strategy has equaled or exceeded the risks assumed by such strategy.

15.	“Annualized Return Levels” reflects the performance of the applicable index on an annual basis as of December 31 of each the applicable time period (e.g., 1 year, 3, 5 or 7 years).

HYPOTHETICAL PERFORMANCE RESULTS HAVE MANY INHERENT LIMITATIONS, SOME OF WHICH ARE DESCRIBED BELOW. NO REPRESENTATION IS BEING MADE THAT ANY ACCOUNT WILL OR IS LIKELY TO ACHIEVE PROFITS OR LOSSES SIMILAR TO THOSE SHOWN. IN FACT, THERE ARE FREQUENTLY SHARP DIFFERENCES BETWEEN HYPOTHETICAL PERFORMANCE RESULTS AND THE ACTUAL RESULTS SUBSEQUENTLY ACHIEVED BY ANY PARTICULAR TRADING PROGRAM.

ONE OF THE LIMITATIONS OF HYPOTHETICAL PERFORMANCE RESULTS IS THAT THEY ARE GENERALLY PREPARED WITH THE BENEFIT OF HINDSIGHT. IN ADDITION, HYPOTHETICAL TRADING DOES NOT INVOLVE FINANCIAL RISK, AND NO HYPOTHETICAL TRADING RECORD CAN COMPLETELY ACCOUNT FOR THE IMPACT OF FINANCIAL RISK IN ACTUAL TRADING. FOR EXAMPLE, THE ABILITY TO WITHSTAND LOSSES OR TO ADHERE TO A PARTICULAR TRADING PROGRAM IN SPITE OF TRADING LOSSES ARE MATERIAL POINTS WHICH CAN ALSO ADVERSELY AFFECT ACTUAL TRADING RESULTS. THERE ARE NUMEROUS OTHER FACTORS RELATED TO THE MARKETS IN GENERAL OR TO THE IMPLEMENTATION OF ANY SPECIFIC TRADING PROGRAM WHICH CANNOT BE FULLY ACCOUNTED

FOR IN THE PREPARATION OF HYPOTHETICAL PERFORMANCE RESULTS AND ALL OF WHICH CAN ADVERSELY AFFECT ACTUAL TRADING RESULTS.

THE MANAGING OWNER HAS HAD LIMITED EXPERIENCE IN TRADING ACTUAL ACCOUNTS FOR ITSELF OR FOR CUSTOMERS. BECAUSE THERE ARE LIMITED TRADING RESULTS TO COMPARE TO THE HYPOTHETICAL PERFORMANCE RESULTS, CUSTOMERS SHOULD BE PARTICULARLY WARY OF PLACING UNDUE RELIANCE ON THESE HYPOTHETICAL PERFORMANCE RESULTS.

ALTHOUGH THE INDEX SPONSOR WILL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE INDEX FROM SOURCE(S) WHICH THE INDEX SPONSOR CONSIDERS RELIABLE, THE INDEX SPONSOR WILL NOT INDEPENDENTLY VERIFY SUCH INFORMATION AND DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN. THE INDEX SPONSOR WILL NOT BE LIABLE (WHETHER IN NEGLIGENCE OR OTHERWISE) TO ANY PERSON FOR ANY ERROR IN THE INDEX AND THE INDEX SPONSOR IS UNDER NO OBLIGATION TO ADVISE ANY PERSON OF ANY ERROR THEREIN.

UNLESS OTHERWISE SPECIFIED, NO TRANSACTION RELATING TO THE INDEX IS SPONSORED, ENDORSED, SOLD OR PROMOTED BY THE INDEX SPONSOR AND THE INDEX SPONSOR MAKES NO EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES AS TO (A) THE ADVISABILITY OF PURCHASING OR ASSUMING ANY RISK IN CONNECTION WITH ANY SUCH TRANSACTION (B) THE LEVELS AT WHICH THE INDEX STANDS AT ANY PARTICULAR TIME ON ANY PARTICULAR DATE (C) THE RESULTS TO BE OBTAINED BY THE ISSUER OF ANY SECURITY OR ANY COUNTERPARTY OR ANY SUCH ISSUER’S SECURITY HOLDERS OR CUSTOMERS OR ANY SUCH COUNTERPARTY’S CUSTOMERS OR COUNTERPARTIES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH ANY LICENSED RIGHTS OR FOR ANY OTHER USE OR (D) ANY OTHER MATTER. THE INDEX SPONSOR MAKES NO EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN.

WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE INDEX SPONSOR HAVE ANY LIABILITY (WHETHER IN NEGLIGENCE OR OTHERWISE) TO ANY PERSON FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.